As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-293109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 1

to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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CHECK-CAP LTD.
(Exact name of registrant as specified in its charter)

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Israel	3844	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
29 Abba Hushi Avenue P.O. Box 1271 Isfiya, 3009000 Mount Carmel, Israel Tel: +1 (647) 892-9516	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Sean M. Donahue Paul Hastings LLP 2050 M St NW Washington, DC 20036 Tel: (202) 551-1704	Carl M. Sherer RIMÔN PC 400 Madison Ave, Suite 11D New York, NY 10017 Tel: (800) 930-7271

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 2, 2026

Up to 2,267,857 Ordinary Shares

Check-Cap Ltd.

This prospectus relates to the offer and sale, from time to time, by ARC Group International Ltd. (“ARC Group” or the “Selling Shareholder”), of ordinary shares, par value NIS 48.00 per share (the “Ordinary Shares), of Check-Cap Ltd. (“Check-Cap” or the “Company”) consisting of (i) Ordinary Shares that may be issued by the Company from time to time pursuant to advances (the “Advance Shares”) under a purchase agreement, dated December 17, 2025 (the “Purchase Agreement”), by and between the Company and the Selling Shareholder, and (ii) the Commitment Fee Shares (defined below) issued to the Selling Shareholder by the Company pursuant to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell and issue to the Selling Shareholder up to $30.0 million of Ordinary Shares over a three-year period (the “Total Commitment Amount”), subject to the terms and conditions of the Purchase Agreement, applicable securities laws, and Nasdaq listing rules.

As consideration for the Selling Shareholder’s Total Commitment Amount, the Company issued to the Selling Shareholder 267,857 Ordinary Shares (the “Commitment Fee Shares”) upon the signing of the Purchase Agreement. The Commitment Fee Shares have an aggregate dollar value equal to 1.5% of the Total Commitment Amount, calculated using the lowest one-day volume-weighted average price (“VWAP”) of the Ordinary Shares during the five trading days immediately preceding the execution date of the Purchase Agreement. No cash consideration was paid by the Selling Shareholder for the Commitment Fee Shares.

For the purposes of this prospectus, we are registering for resale a total of 2,267,857 Ordinary Shares, which includes (i) 2,000,000 Ordinary Shares at an assumed offering price of $1.89 per Ordinary Share, which was the closing price of the Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) on January 29, 2026, and (ii) all of the Commitment Fee Shares.

Pursuant to the Purchase Agreement, we may request advances in a written notice, (each an “Advance Notice”) delivered to the Selling Shareholder at any time during the three-year period following the execution date of the Purchase Agreement. Each Advance Notice directs the Selling Shareholder to purchase Ordinary Shares in an amount up to the lesser of (i) 75% of the average of the daily value traded of the Ordinary Shares on the ten trading days immediately preceding the date an Advance Notice is delivered, and (ii) $5.0 million, or an Advance, subject to satisfaction of the conditions in the Purchase Agreement.

The Advance Shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder from time to time at a purchase price equal to 95% of the lowest closing VWAP of the Ordinary Shares during the pricing period specified in the Purchase Agreement following delivery of an Advance Notice and are subject to certain limitations. While any Advance is pending, subject to the Terms of the Purchase Agreement, we may deliver a second Advance Notice specifying a number of Ordinary Shares mutually agreed upon which will begin another Advance. The purchase price of the Ordinary Shares in such Advance will be equal to 100% of the lowest intraday sale price of the Ordinary Shares on the same day the second Advance Notice is received, or the immediately following trading day if the second Advance Notice is received after 8:30 am Eastern Time, subject to mutual consent between the Selling Shareholder and us.

Any sale of Ordinary Shares pursuant to the Purchase Agreement is subject to certain limitations, including that the Selling Shareholder is not permitted to purchase any Ordinary Shares that would result in the Selling Shareholder and its affiliates owning more than 9.99% of the then outstanding Ordinary Shares. In addition, the aggregate number of Ordinary Shares that we can issue to the Selling Shareholder under the Purchase Agreement may in no case exceed 19.99% of the Ordinary Shares outstanding as of the date of the Purchase Agreement (the “Exchange Cap”), unless and until (i) the Company obtains the requisite shareholder approval to issue Advance Shares above the Exchange Cap, or

(ii) Nasdaq grants an exception to permit Ordinary Shares to be sold in excess of the Exchange Cap pursuant to Nasdaq Listing Rule 5635(f) without shareholder approval. Given that the Company as a foreign private issuer follows home country practice, the Exchange Cap does not apply because there is no requisite shareholder approval required.

The Ordinary Shares being offered by the Selling Shareholder pursuant to this prospectus may be issued pursuant to the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Ordinary Shares by the Selling Shareholder. However, we may receive up to $30.0 million in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Shareholder that we may make under the Purchase Agreement, from time to time after the date of this prospectus.

The Selling Shareholder may sell the Ordinary Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, (the “Securities Act”).

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus. We have paid the Selling Shareholder’s legal fees in an amount of $50,000 related to the offer and sale of such Ordinary Shares.

Our Ordinary Shares are listed on Nasdaq under the symbol “MBAI.” On January 29, 2026, the last reported sale price of our Ordinary Shares on Nasdaq was $1.89 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of this prospectus and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, or the 2024 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the SEC nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with information that is different. The Selling Shareholder is offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Check-Cap” refer to Check-Cap Ltd. and its consolidated subsidiaries.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the® and™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

The Company

Check-Cap is a clinical stage medical diagnostics company with a limited operating history. On June 6, 2023, the Company announced that after further review of additional data and interaction with the Food and Drug Administration on a revised pivotal study protocol together with the anticipated time and investment necessary to further develop the technology, Check-Cap was reducing its workforce significantly to reduce cash burn, concentrating its resources on essential research activities, discontinuing its calibration studies, and evaluating and pursuing strategic options. As a result of its evaluation and pursuit of strategic options, on August 16, 2023, the Company entered into a business combination agreement (the “Keystone BCA”), with Keystone Dental Holdings, Inc. (“Keystone”), Capstone Dental PubCo, Inc (“PubCo”), and other direct, wholly owned subsidiaries of PubCo. At the Company’s 2023 annual general meeting of shareholders, such business combination transactions did not receive the requisite majority required for approval under Section 320 of the Israeli Companies Law 5759-1999. On December 24, 2023, the Company received a notice on behalf of Keystone, terminating the Keystone BCA in light of the results. On March 25, 2024, the Company entered into a business combination agreement with Apollo Technology Capital Corporation (formerly known as Nobul AI Corp. (“Nobul”), a private Ontario corporation) (the “Nobul BCA”). On September 12, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”, and such transaction the “Merger”), with MBody AI Corp, a Nevada corporation, (“MBody AI”), and CC Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of Check-Cap (the “Merger Sub”). At the annual general meeting of shareholders of the Company held on November 14, 2025, the Company’s shareholders approved, among other things, the Merger Agreement and the Merger. The Merger is expected to consummate in the first half of 2026; however, the timing of the completion of the Merger is subject to various conditions and uncertainties, including the availability of sufficient capital to satisfy Nasdaq listing requirements and the completion of regulatory and exchange review processes, and there can be no assurance that the Merger will be completed within this timeframe or at all. Upon the closing of the Merger, Merger Sub will merge with and into MBody AI, with MBody AI surviving as a wholly-owned subsidiary of Check-Cap. Immediately after the Merger, former MBody AI equityholders are expected to own approximately 90% of the issued and outstanding Ordinary Shares of the combined company on a fully diluted basis, and former Check-Cap equityholders are expected to own approximately 10% of the issued and outstanding Ordinary Shares of the combined company on a fully diluted basis. The combined company will change its name from “Check-Cap Ltd.” to “MBody AI Ltd.” On December 1, 2025, the Company changed its ticker symbol from “CHEK” to “MBAI” effective at the opening of trading on December 2, 2025.

At the effective time of the closing of the Merger, the Nobul BCA will be terminated by mutual consent of the parties such that no termination fee will be due to Nobul or the Company, so long as the Company continues to be open to future integration with Nobul. Upon the closing of the Merger, the loans made by the Company to Nobul that are currently outstanding will be converted into a 7.5% equity position in Nobul that will be owned by the Company, and each of the related loan agreements between the Company and Nobul will be cancelled for no further consideration.

Purchase Agreement with the Selling Shareholder

On December 17, 2025, the Company entered into the Purchase Agreement with the Selling Shareholder. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell and issue to the Selling Shareholder up to $30.0 million of its Ordinary Shares over a three-year period, subject to the terms and conditions of the Purchase Agreement. As consideration for the Selling Shareholder’s purchase commitment, the Company agreed to issue Commitment Fee Shares having an aggregate value equal to 1.5% of the Total Commitment Amount.

Any sale of Ordinary Shares pursuant to the Purchase Agreement is subject to certain limitations, including that the Selling Shareholder is not permitted to purchase any Ordinary Shares that would result in it and its affiliates owning more than 9.99% of the then outstanding Ordinary Shares. In addition, the aggregate number of Ordinary Shares that the Company may issue under the Purchase Agreement may not exceed 19.99% of the Ordinary Shares outstanding as of the date of the Purchase Agreement unless the requisite stockholder approval is obtained or Nasdaq grants an exception pursuant to Nasdaq Listing Rule 5635(f). Given that the Company as a foreign private issuer follows the home country practice and rules, the Exchange Cap does not apply because there is no requisite shareholder approval required.

Pursuant to the Purchase Agreement, the Company may deliver Advance Notices to the Selling Shareholder from time to time during the three-year term, subject to specified conditions. The purchase price for Ordinary Shares issued pursuant to an Advance Notice is determined based on a discount to the market price of the Ordinary Shares as provided in the Purchase Agreement, and the Company may, in certain circumstances, deliver a second Advance Notice during an ongoing Advance.

Pursuant to the Purchase Agreement, the Company is required to register for resale the Ordinary Shares that may be sold under the Purchase Agreement and the Commitment Fee Shares. The Company may not request any Advances under the Purchase Agreement unless and until the registration statement of which this prospectus forms a part is declared effective by the SEC.

The Merger Agreement and the Merger

On September 12, 2025, the Company entered into the Merger Agreement with MBody AI and Merger Sub. At the annual general meeting of shareholders of the Company held on November 14, 2025, the Company’s shareholders approved, among other things, the Merger Agreement and the Merger. The Merger is expected to consummate in the first half of 2026. Upon the closing of the Merger, Merger Sub will merge with and into MBody AI, with MBody AI surviving as a wholly-owned subsidiary of Check-Cap. Immediately after the Merger, former MBody AI equityholders will own 90% of the issued and outstanding Ordinary Shares of the combined company on a fully diluted basis, and former Check-Cap equityholders will own 10% of the issued and outstanding Ordinary Shares of the combined company on a fully diluted basis. The combined company will change its name from “Check-Cap Ltd.” to “MBody AI Ltd.” Upon the closing of the Merger, the Nobul BCA will be terminated, and the loans made by Check-Cap to Nobul that are outstanding will convert into a 7.5% equity position in Nobul that is owned by Check-Cap, and each of the related loan agreements between Check-Cap and Nobul will be cancelled for no further consideration.

Following and as a result of the Merger, certain business of the Company will be conducted through MBody AI. The Company expects that it will continue to conduct its legacy business as part of the combined company, that its legacy business will continue research and development activities, and that it will continue to hold the Company’s legacy assets, consisting primarily of patents and proprietary medical equipment.

MBody AI’s Business

Overview

MBody AI, incorporated in the State of Nevada in October 2024, is an artificial intelligence company focused on developing embodied AI software platforms designed to enable autonomous systems to operate and learn in real time. Rather than manufacturing robots, MBody AI develops a proprietary AI software stack intended to serve as the intelligence layer for robotic and autonomous systems deployed by third parties. MBody AI’s initial commercial focus has been on the hospitality industry, with potential applications across other labor-intensive sectors, including warehousing, office management, and healthcare.

Mission of MBody AI that Drives Transformation

MBody AI’s mission is to simplify the adoption of embodied AI technologies by developing software platforms designed to enable autonomous systems to operate with increasing levels of intelligence over time. The Company’s platform is designed to incorporate adaptive learning capabilities intended to improve operational efficiency and effectiveness while reducing the need for ongoing human supervision. MBody AI’s deployments are intended to generate operational data that may be used to further refine and enhance the performance of its platform over time.

Proprietary AI Stack

MBody AI’s platform is designed as a full-stack embodied AI software system that integrates multiple functional components intended to support autonomous operation and fleet-level coordination. The platform includes the following primary modules:

•        Perception AI, which is designed to enable machines to interpret and understand their operating environments through technologies such as semantic mapping, sensor integration, and situational awareness;

•        Cognitive AI, which is designed to support decision-making and coordination across fleets of autonomous systems by allocating tasks and managing operations based on real-time inputs; and

•        Learning AI, which is designed to analyze operational data over time to support ongoing refinement and improvement of system performance.

MBody AI’s platform is designed to be hardware-agnostic, enabling integration with a range of third-party robotic and autonomous systems. The platform is designed to include features such as real-time management of heterogeneous robotic fleets, a unified control environment and user interface, customized fleet-level reporting, and proprietary AI-based analytics tools that are intended to analyze real-time operational data and generate insights to support operational decision-making. Certain features of the platform are in various stages of development and may be refined or modified over time.

Competitive Ecosystem

MBody AI’s development and commercialization efforts are supported by an ecosystem of technology development, customer deployments, and operational feedback. As part of these efforts, MBody AI has filed provisional patent applications covering aspects of navigation, predictive maintenance, fleet optimization, and safety. MBody AI has also entered into commercial arrangements with two Fortune 500 hospitality companies and other enterprise customers. In addition, MBody AI collaborates with deployment partners to conduct operational testing of its platform in live environments, which is intended to inform ongoing development and refinement of its software

Business Model

MBody AI operates an AI-as-a-Service business model, generating revenue primarily through recurring subscription arrangements related to the deployment and use of its software platform, rather than through one-time hardware sales. MBody AI has entered into agreements with multiple enterprise customers, and its future revenues are expected to depend on the scope and duration of customer deployments and adoption of its platform.

Market Opportunities

MBody AI believes that the increasing adoption of artificial intelligence and automation technologies across labor-intensive industries reflects a significant market opportunity for embodied AI solutions. Many organizations continue to face rising labor costs, workforce availability challenges, and operational complexity across distributed physical environments, driving demand for technologies that can improve consistency, efficiency, and scalability.

MBody AI’s software platform is designed to address these challenges by enabling autonomous systems to be deployed and managed across a range of environments without requiring customers to commit to a single hardware provider. The Company believes that embodied AI solutions have potential applications across multiple large and diverse industries, including hospitality, warehousing, office facilities, and healthcare, and that adoption of such technologies remains at an early stage in many markets.

MBody AI is focused on developing and commercializing embodied AI software platforms designed to support the deployment and management of autonomous systems across physical environments. Following the completion of the Merger, the combined company intends to continue advancing MBody AI’s platform while leveraging its existing public company infrastructure to support future development and commercialization efforts. The Company believes that continued innovation in artificial intelligence and automation technologies is expected to influence a wide range of industries over time, and MBody AI intends to participate in this evolving market through the expansion of its software platform and customer deployments.

Company Information

Check-Cap’s legal and commercial name is Check-Cap Ltd. Check-Cap was formed as a company in Israel on April 5, 2009. On May 31, 2009, Check-Cap acquired all of the business operations and substantially all of the assets of Check-Cap LLC, a Delaware limited liability company formed in December 2004. On February 24, 2015, the Company successfully completed an initial public offering in the United States and the listing of its securities on Nasdaq. The Ordinary Shares are listed on Nasdaq under the symbol “MBAI.”

On May 15, 2015, the Company formed its wholly-owned subsidiary Check-Cap US, Inc., a Delaware corporation. On April 9, 2024, the Company formed its wholly-owned subsidiary Check-Cap Canada, Inc., an Ontario corporation. On September 9, 2025, the Company formed CC Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of Check-Cap, in connection with the proposed Merger. On December 1, 2025, the Company changed its Nasdaq ticker symbol from “CHEK” to “MBAI”, effective at the opening of trading on December 2, 2025.

The Company is subject to the provisions of the Israeli Companies Law. The Company’s principal executive offices are located at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel. The Company’s telephone number is +1 (647) 892-9516 and its website is www.check-cap.com (the information contained therein or linked thereto shall not be considered incorporated by reference in the registration statement of which this prospectus forms a part). The Company’s U.S. agent is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Ordinary Shares currently outstanding	7,288,359 Ordinary Shares.
Ordinary Shares offered by the Selling Shareholder	Up to 2,000,000 Ordinary Shares issuable to the Selling Shareholder under the Purchase Agreement from time to time and 267,857 Commitment Fee Shares.
Ordinary Shares to be outstanding after this offering(1)

9,288,359 Ordinary Shares, assuming the issuance of a total of 2,267,857 Ordinary Shares to the Selling Shareholder pursuant to the Purchase Agreement (at an assumed price per share of $1.89, which is the last reported sales price of our Ordinary Shares on Nasdaq on January 29, 2026).

Use of proceeds

We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $30.0 million aggregate gross proceeds under the Purchase Agreement from sales of the Ordinary Shares that we elect to make to the Selling Shareholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, The actual amount of proceeds, if any, that we may receive will depend on the number of Ordinary Shares sold under the Purchase Agreement to the Selling Shareholder and market prices at the times of such sales. Any proceeds that we receive from sales of our Ordinary Shares to the Selling Shareholder under the Purchase Agreement will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 6 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, or the 2024 Annual Report, which is incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Listing	Our Ordinary Shares are listed on Nasdaq under the symbol “MBAI.”

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(1)      The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 7,288,359 Ordinary Shares outstanding as of January 29, 2026. This number excludes Ordinary Shares issuable upon the exercise of outstanding warrants, Ordinary Shares issuable upon the exercise of outstanding options granted under our option and equity incentive plans, and restricted stock units issued to employees, consultants and directors.

Risk Factors

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information — D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in Our Securities and this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On December 17, 2025, we entered into the Purchase Agreement with the Selling Shareholder, pursuant to which the Selling Shareholder has committed to purchase up to $30.0 million of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Ordinary Shares that may be issued under the Purchase Agreement may be sold by us to the Selling Shareholder at our discretion from time to time over a three-year period commencing on the date of the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to the Selling Shareholder under the Purchase Agreement. Sales of our Ordinary Shares, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Shareholder all, some or none of the Ordinary Shares that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Shareholder for the Ordinary Shares that we may elect to sell to the Selling Shareholder under the Purchase Agreement, if any, will fluctuate based on the market prices of Ordinary Shares during the applicable purchase valuation period for each purchase made pursuant to the Purchase Agreement, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the total number of Ordinary Shares that we will sell to the Selling Shareholder under the Purchase Agreement, the purchase price per share that the Selling Shareholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Shareholder under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $30.0 million of our Ordinary Shares to the Selling Shareholder, other than the Commitment Fee Shares, only an aggregate of 2,000,000 Ordinary Shares are being registered under this registration statement that we may elect to sell to the Selling Shareholder, in our sole discretion, from time to time from and after the date of, and pursuant to, the Purchase Agreement. Even if we elect to sell and issue to the Selling Shareholder all of the Ordinary Shares being registered for resale under this prospectus, depending on the market prices of our Ordinary Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $30.0 million Total Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to the Selling Shareholder under the Purchase Agreement more than the 2,000,000 Ordinary Shares offered for resale under this prospectus, we would be required to file with the SEC one or more additional registration statements to register under the Securities Act, the resale by the Selling Shareholder of any such additional Ordinary Shares and such registration statement or statements must be effective before we could sell additional shares.

Any issuance and sale by us under the Purchase Agreement of a substantial number of Ordinary Shares in addition to the Ordinary Shares being registered for resale by the Selling Shareholder under this prospectus could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for sale by the Selling Shareholder is dependent upon the number of Ordinary Shares, if any, we ultimately sell to the Selling Shareholder under the Purchase Agreement.

Further, the resale by the Selling Shareholder of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Shareholder. If and when we do elect to sell Ordinary Shares to the Selling Shareholder pursuant to the Purchase Agreement, the Selling Shareholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholder in this offering at different times will likely pay different prices for those shares, and therefore, may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. In addition, investors may experience a decline in the value of the shares they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations, and such financing may not be available on acceptable terms, or at all.

The extent to which we rely on the Selling Shareholder as a source of funding will depend on a number of factors, including the prevailing market price of our Ordinary Shares, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we may continue to seek other sources of funding. Even if we were to sell to the Selling Shareholder the total commitment of $30.0 million under the Purchase Agreement, we may still need additional capital to fully implement our business plan. There can be no assurance that additional financing will be available on acceptable terms, or at all, and any inability to obtain such financing could materially adversely affect our business, financial condition, and results of operations.

Future sales and issuances of our Ordinary Shares or other securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, including pursuant to the Purchase Agreement, we may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial numbers of our Ordinary Shares could adversely impact their price.

Management will have broad discretion as to the use of the proceeds from the Purchase Agreement and such uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the Purchase Agreement to be used for any specific purpose, our management will have broad discretion as to the application of such proceeds. We expect our management to use any proceeds received for working capital and other general corporate purposes; however, these uses may not improve our financial condition, results of operations, or market value, and may not advance our business objectives.

We undertake to seek shareholder approval to re-designate our Ordinary Shares as no-par value, and there can be no assurance that such re-designation will be completed.

The Ordinary Shares in this offering are non-assessable (except as such non-assessability may be affected by Section 181 of the Israeli Companies Law and by Articles 14 and 16 of our amended articles of association). Our Ordinary Shares currently have a nominal value of NIS 48.0 per share. Our board of directors undertakes that it will not seek to make calls on or forfeit the shares offered in this offering at any time if the nominal amount per share has not been paid. We also undertake to include on the agenda for our next annual general meeting of shareholders a proposal to amend our amended articles of association to re-designate the Ordinary Shares as no-par value shares, subject to applicable law and shareholder approval. Any delay or failure to complete the re-designation could limit our flexibility to issue Ordinary Shares, including under the Purchase Agreement, and could adversely affect our ability to raise capital.

Risks Related to the Ownership of our Ordinary Shares

We may be unable to maintain compliance with Nasdaq’s continued listing requirements, which could result in the delisting of our Ordinary Shares from Nasdaq.

Nasdaq has established certain standards for the continued listing of a security on Nasdaq. On September 3, 2025, we received a deficiency letter from the Nasdaq Listing Qualifications Department notifying us that we were not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires us to maintain a minimum of $2,500,000 in shareholders’ equity. The letter further stated that we had 45 calendar days, or by October 20, 2025, to submit a plan to regain compliance with respect to the deficiency identified in the letter. We submitted the plan on October 20, 2025. If Nasdaq accepts the plan, it may grant an extension of up to 180 calendar days from the date of the letter for us to evidence compliance. If Nasdaq does not accept the plan, we will have the opportunity to appeal the decision to a Nasdaq Hearings Panel.

There can be no assurance that Nasdaq will accept our plan, grant an extension, or that we will be able to regain or maintain compliance with Nasdaq’s continued listing requirements in the future. If we are delisted from Nasdaq, our Ordinary Shares may be eligible for trading on an over-the-counter market in the United States. In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our Ordinary Shares, it may be extremely difficult or impossible for shareholders to sell their Ordinary Shares in the United States. Moreover, if we are delisted from Nasdaq, but obtain a substitute listing for our Ordinary Shares in the United States, it will likely be on a market with less liquidity, and therefore, experience potentially more price volatility than experienced on Nasdaq. Shareholders may not be able to sell their Ordinary Shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our Ordinary Shares are delisted from Nasdaq, the price of our Ordinary Shares is likely to decline. A delisting of our Ordinary Shares from Nasdaq could also adversely affect our ability to obtain financing for our operations and/or result in a loss of confidence by investors, or employees.

Risks Related to the Merger

The issuance of Ordinary Shares in connection with the Merger will substantially dilute the relative voting power of shareholders of Check-Cap prior to the closing of the Merger, and, as a result, such shareholders prior to the closing of the Merger will exercise substantially less influence over the management of the Company following the consummation of the Merger.

Following the closing of the Merger, shareholders of Check-Cap prior to the closing of the Merger, or the Previous Shareholders, are expected to own approximately 10% of the Company’s outstanding share capital, on a fully diluted and as-converted basis, and the MBody AI shareholders are expected to own approximately 90% of the Company’s outstanding share capital, on a fully-diluted and as-converted basis.

Accordingly, the issuance of Ordinary Shares to MBody AI’s shareholders pursuant to the Merger Agreement will significantly reduce the relative voting power of each Ordinary Share held by the Previous Shareholders. Consequently, the Previous Shareholders exercise substantially less influence over the management and policies of the Company than they did prior to the consummation of the Merger.

The Company has incurred and expects to continue to incur substantial transaction-related costs in connection with the Merger.

The Company has incurred, and expects to continue to incur, a number of non-recurring transaction-related costs associated with the Merger and the related transactions, which cannot be accurately estimated at this time. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal and other advisors, SEC filing costs and printing costs. Additional unanticipated costs may be incurred in the Company’s business, which may be higher than expected and could have a material adverse effect on the Company’s financial condition and operating results.

The Company may fail to realize the anticipated benefits of the Merger.

The success of the Merger and the related transactions will depend on the Company’s ability to achieve its business objectives and raise the necessary capital to fund its operations. If the Company is not able to achieve these objectives, the anticipated benefits of the Merger and the related transactions may not be realized fully, may take longer to realize than expected, or may not be realized at all.

The Company may become involved in securities litigation or shareholder derivative litigation in connection with the Merger, and this could divert the attention of management and harm the Company’s business.

Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions. The Company may become involved in this type of litigation in connection with the Merger and is currently involved in shareholder derivative litigation relating to the Nobul BCA. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of the Company.

Risks Related to MBody AI’s Business and Operations

MBody AI has a limited operating history and an evolving business model, which makes it difficult to evaluate its future prospects.

MBody AI was incorporated in October 2024 and has a limited operating history as an embodied AI software and service company. As a result, there is limited historical information upon which investors can evaluate its business, operating results, or future prospects. MBody AI’s business model, technology platform, and go-to-market strategy continue to evolve, and there can be no assurance that its current approach will result in sustainable growth or profitability.

MBody AI currently relies on a limited number of customers, and the loss or reduction of business from any customer could materially adversely affect its results of operations.

MBody AI currently derives a significant portion of its revenue from a small number of enterprise customers. While certain customer arrangements have multi-year terms, some customer agreements may be terminable under certain circumstances. The loss of a customer, a reduction in deployment scope, delays in implementation, or a failure to expand existing deployments could materially adversely affect MBody AI’s revenue, operating results, and business prospects.

MBody AI’s platform is deployed through a phased and evolving feature set, which may affect the timing and scope of customer adoption

MBody AI’s platform is deployed through a staged rollout of features, with certain capabilities delivered incrementally or provided to customers through asynchronous analysis and reporting rather than fully integrated real-time operation. While this approach is intended to support ongoing refinement and optimization of the platform, there can be no assurance that all planned features will be completed on schedule, fully integrated, or deliver the anticipated operational benefits. Delays in development, integration challenges, or performance limitations could affect customer satisfaction, the pace of deployment expansion, or the renewal of customer arrangements. MBody AI relies in part on asynchronous deployment, data collection, and analysis, which in certain circumstances may limit customer adoption, expansion, or perceived value of the platform.

MBody AI’s operations depend on third-party vendors, deployment partners, and hardware suppliers.

MBody AI does not manufacture robots or autonomous hardware and relies on third-party vendors, integrators, and partners for hardware procurement, deployment, financing, and maintenance. This comprehensive service model involves customized deployments and coordination with customer personnel. As a result, MBody AI’s operations are subject to several material risks related to these third-party dependencies:

Procurement and Inventory Risk:    MBody AI is responsible for the procurement of third-party hardware to fulfill turnkey customer orders. Any failure by its suppliers to deliver units on schedule, in sufficient quantities, or at anticipated price points could delay customer implementations, increase deployment costs, or impair our ability to meet its revenue targets.

Integration and Technical Compatibility:    MBody AI’s proprietary AI Orchestrator™ must integrate with various types of third-party hardware to deliver a “unified command layer”. Disruptions in technical relationships, changes to Original Equipment Manufacturer (OEM) firmware, or lack of access to critical APIs could cause service failures, limit platform functionality, or hinder its ability to coordinate heterogeneous robot fleets.

Geopolitical and Supply Chain Sensitivity:    Certain components or systems may be sourced from vendors located outside the United States, including in jurisdictions subject to evolving trade policies, export controls, or geopolitical tensions. These factors could increase MBody AI’s deployment costs, compress hardware margins, or result in supply chain delays that materially adversely affect its results of operations.

Dependence on Financing and Maintenance Partners:    MBody AI’s business involves complex implementation and ongoing operational support. MBody AI relies on third-party partners for hardware, parts and software updates. Any failure by these partners to perform could result in increased costs, contractual disputes, reputational harm, or reduced demand for MBody AI’s offerings causing a material adverse effect on its business.

MBody AI’s business involves complex implementation and service delivery, which may expose it to operational risks.

MBody AI’s services often involve customized deployments across customer facilities, coordination with customer personnel, and ongoing operational support. These activities may involve unforeseen technical, logistical, or operational challenges. Failure to effectively manage deployments, services, or customer expectations could result in increased costs, contractual disputes, reputational harm, or reduced demand for MBody AI’s offerings.

Customer Adoption, ROI, and Budget Cycles could adversely affect MBody AI’s revenue, growth, and operating results.

Customer adoption, expansion, and renewal of MBody AI’s platform may depend on customers achieving expected operational benefits and on customer budget cycles. MBody AI’s customers may evaluate continued or expanded deployment of the Company’s platform based on perceived operational savings, efficiency improvements, or return on investment. These evaluations may be influenced by customer-specific factors, including budget cycles, capital allocation priorities, labor conditions, macroeconomic factors, and internal approval processes. Even if customers are satisfied with MBody AI’s platform, delays in expansion decisions, reductions in deployment scope, or changes in customer priorities could adversely affect MBody AI’s revenue, growth, and operating results.

Dependence on Customer Facilities and Operating Environments could delay deployments, increase costs, or affect the performance or scalability of MBody AI’s platform.

MBody AI’s deployments depend on customer-controlled facilities and operating environments, which are outside of its control. MBody AI’s platform is deployed within customer facilities and physical environments that are owned and operated by customers. Deployment timelines, system performance, and operational outcomes may be affected by factors outside of MBody AI’s control, including facility layout, network infrastructure, physical access constraints, operational schedules, and coordination with customer personnel. Limitations or changes in customer-controlled environments could delay deployments, increase costs, or affect the performance or scalability of MBody AI’s platform.

Integration with Third-Party Software and Systems could increase deployment costs, delay implementations, or reduce customer satisfaction.

MBody AI’s platform may require integration with third-party software systems used by customers, which may present technical and operational challenges. Customer deployments of MBody AI’s platform may require integration with third-party software systems, including facility management, scheduling, or reporting systems. Such integrations may involve technical complexity, reliance on third-party interfaces or application programming interfaces, and coordination with customer or third-party vendors. Changes to third-party systems, integration delays, or compatibility issues could increase deployment costs, delay implementations, or reduce customer satisfaction.

Risks Related to MBody AI’s Regulatory Matters

MBody AI operates in regulated environments and may be subject to regulatory requirements that could increase costs or limit growth.

MBody AI’s customers operate in regulated industries, including hospitality, gaming, and potentially healthcare and data centres. In certain jurisdictions, deployment of autonomous systems may require regulatory approvals, licenses, or compliance with industry-specific rules, including gaming or safety regulations. Regulatory requirements may change over time, differ by jurisdiction, or impose additional compliance costs, which could adversely affect MBody AI’s ability to deploy its platform or expand into new markets.

MBody AI may face liability or compliance exposure related to the operation of autonomous systems.

Although MBody AI does not manufacture hardware, it sells, procures, finances, and/or supports the deployment of third-party autonomous hardware in connection with its software platform. MBody AI’s software influences the operation and coordination of autonomous systems deployed in customer environments, and its involvement in hardware procurement, deployment, or ongoing services may increase its exposure to claims, investigations, or regulatory scrutiny related to system performance, safety incidents, or operational failures, whether or not caused by its software. Such matters could result in litigation, regulatory action, reputational harm, or increased insurance, indemnification, or compliance costs.

The regulatory landscape for artificial intelligence, robotics, and autonomous systems is evolving and may adversely affect our business.

Laws and regulations governing artificial intelligence, robotics, and autonomous systems are evolving in the United States and internationally. New or modified requirements related to safety, accountability, transparency, data use, or deployment of AI-enabled systems could impose additional compliance obligations, restrict certain applications, or increase regulatory oversight. Because MBody AI’s platform influences the operation and coordination of autonomous systems deployed in physical environments, regulatory changes may require modifications to its technology, deployment practices, or business model, increase operating costs, delay deployments, or limit market opportunities. Failure to comply with applicable or future regulations could result in fines, penalties, litigation, or reputational harm, any of which could materially adversely affect our business, financial condition, and results of operations.

Risks Related to MBody AI’s Financing

MBody AI has a history of operating losses and may not achieve or sustain profitability.

MBody AI has incurred operating losses since inception and expects to continue to incur expenses as it grows its operations, develops its platform, and expands customer deployments. Although MBody AI may achieve profitability in future periods, there can be no assurance that it will do so or that profitability, if achieved, will be sustainable.

MBody AI will require additional capital to execute its business plan, and such capital may not be available on acceptable terms.

MBody AI expects to require additional financing to fund its operations, growth initiatives, and platform development. There can be no assurance that additional capital will be available when needed, on acceptable terms, or at all. Failure to obtain additional financing could materially adversely affect MBody AI’s ability to continue operations or execute its business strategy.

Future financings may result in dilution and could adversely affect shareholders.

MBody AI may raise capital through equity issuances, convertible securities, debt financings, or other structured transactions. Such financings may result in significant dilution to existing shareholders, impose restrictive covenants, or grant preferential rights to new investors. Market conditions, stock price volatility, and Nasdaq compliance considerations may further limit financing alternatives.

MBody AI’s General Risk Factors

MBody AI operates in a rapidly evolving and competitive market.

The markets for artificial intelligence, automation, and autonomous systems are rapidly evolving and highly competitive. New technologies, business models, and competitors may emerge that could reduce demand for MBody AI’s platform or render its offerings less competitive.

MBody AI’s success depends on its ability to attract and retain key personnel.

MBody AI’s future success depends on the continued services of its management team and technical personnel. Competition for qualified employees is intense, and the loss of key personnel or inability to attract additional talent could materially adversely affect its business.

As a foreign private issuer, the combined company will be permitted to follow certain home country corporate governance practices instead of otherwise applicable Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer, the combined company will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of the Nasdaq for domestic U.S. issuers. For instance, the combined company will be permitted to follow home country practice in Israel with regard to, among other things, director nomination procedures, the approval of compensation of officers and quorum requirements at general meetings of shareholders. In addition, the combined company will be permitted to follow home country practice instead of the listing rules of Nasdaq that would require the combined company to obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the combined company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the combined company, and certain acquisitions of the stock or assets of another company. Following home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on Nasdaq may provide less protection to investors than what is accorded to investors under the listing rules of the Nasdaq Stock Market applicable to domestic U.S. issuers.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements about the offer and sale of Ordinary Shares under the Purchase Agreement and expected benefits of the offering; our expectations, beliefs or intentions regarding, among other things, our belief with respect to the benefits of the Merger; our financial performance following the Merger; the timing of, and our ability to make, regulatory filings and obtain and maintain regulatory approvals; our intellectual property position; the degree of clinical utility of our products, particularly in specific patient populations; our ability to develop commercial functions; our results of operations; cash needs; financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

•        our ability to recognize the anticipated benefits of the Merger;

•        our ability to successfully integrate and operate the combined business following the Merger;

•        our ability to execute MBody AI’s business strategy, scale customer deployments, and expand adoption of its platform;

•        Our customers’ demand for embodied AI solutions and our customers’ ability to achieve expected operational benefits from MBody AI’s platform;

•        the timing, development, integration, and performance of MBody AI’s platform features and capabilities;

•        MBody AI’s reliance on third-party hardware vendors, software integrations, and deployment partners;

•        the performance of MBody AI’s platform in customer-controlled environments and facilities;

•        regulatory requirements applicable to autonomous systems, artificial intelligence, robotics, and customer operating environments;

•        changes in laws, regulations, trade policies, tariffs, or geopolitical conditions affecting hardware procurement or deployments;

•        MBody AI’s liquidity, capital requirements, and ability to obtain additional financing on acceptable terms;

•        our failure to maintain compliance with Nasdaq continued listing requirements;

•        our history of losses;

•        changes in personnel and availability of qualified personnel;

•        our needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

•        our ability to continue as a going concern;

•        the initiation, timing, progress and results of our clinical trials and other product development efforts;

•        our reliance on one product;

•        the clinical development, commercialization and market acceptance of C-Scan;

•        our ability to receive de novo classification or premarket approval and other regulatory approvals for C-Scan;

•        our ability to successfully complete clinical trials and obtain desired performance.

•        our reliance on single-source suppliers;

•        our ability to achieve an acceptable cost of goods;

•        our reliance on third parties, such as for purposes of our clinical trials and clinical development and the manufacturing, marketing and distribution of C-Scan;

•        our ability to establish and maintain strategic partnerships and other corporate collaborations;

•        our ability to achieve reimbursement and coverage from government and private third-party payors;

•        the implementation of our business model and strategic plans for our business;

•        the scope of protection we are able to establish and maintain for intellectual property rights covering C-Scan and our ability to operate our business without infringing the intellectual property rights of others;

•        competitive companies, technologies and our industry;

•        current or future adverse developments with respect to financial institutions and associated liquidity risk;

•        unfavorable economic and market conditions, including uncertainties around the impact of inflation, cost of capital and the impact from the changes in economic policies and regulations, such as trade policies and tariffs and the recent U.S. federal government shutdown;

•        those factors discussed in the section “Risk Factors” beginning on page 6 of this prospectus; and

•        those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, as well as in the 2024 Annual Report generally.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in “Item 3. — Key Information — D. Risk Factors” in our 2024 Annual Report and in this prospectus in greater detail under the heading “Risk Factors” on page 6 of the prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Use of Proceeds

This prospectus relates to our Ordinary Shares that may be offered and sold from time to time by the Selling Shareholder. All of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder.

We may receive up to $30.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Shareholder pursuant to the Purchase Agreement.

We are unable to estimate the total amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our Ordinary Shares, among other factors.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

Selling Shareholder

This prospectus relates to the possible resale from time to time by the Selling Shareholder of any or all of the Ordinary Shares that may be issued by us to the Selling Shareholder under the Purchase Agreement and the Commitment Fee Shares. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary — Purchase Agreement with the Selling Shareholder” above. Except for the transactions contemplated by the Purchase Agreement, the Selling Shareholder does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares. The registration of these Ordinary Shares does not necessarily mean that the Selling Shareholder will sell any or all of the shares registered hereby.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 7,288,359 of our Ordinary Shares outstanding on January 29, 2026. The number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Shares of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Number	Number(2)	Percent
ARC Group International Ltd.(3)(4)	267,857	3.7%	2,267,857	2,267,857	24%

____________

(1)      Includes the Commitment Shares, but excludes from the number of Ordinary Shares beneficially owned prior to the offering all of the Ordinary Shares that the Selling Shareholder may be required to purchase pursuant to a valid Advance Notice delivered to the Selling Shareholder under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Shareholder’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)      Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Ordinary Shares to the Selling Shareholder pursuant to the Purchase Agreement, we may need to sell to the Selling Shareholder under the Purchase Agreement more of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $30.0 million total commitment under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional shares. The number of Ordinary Shares ultimately offered for resale by the Selling Shareholder is dependent upon the number of Ordinary Shares we sell to the Selling Shareholder under the Purchase Agreement.

(3)      The business address of the Selling Shareholder International Ltd. is 10 East 53rd St, Suite 3001, New York, NY 10022.

(4)      Pursuant to the Purchase Agreement, the Selling Shareholder is not permitted to purchase nor acquire Ordinary Shares of the Company under the Purchase Agreement that would result in it beneficially owning in excess of 9.99% of the Ordinary Shares outstanding then outstanding at the time of any proposed sale pursuant to the Purchase Agreement.

Description of ORDINARY SHARES

The following description is a summary of our amended articles of association and Israeli corporate law regarding our Ordinary Shares. The following description may not contain all of the information that is important to you, and we therefore refer you to our amended articles of association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

Our authorized and registered share capital is NIS 864,000,000 divided into 18,000,000 Ordinary Shares of a nominal (par) value of NIS 48.0 each. As of January 29, 2026, an aggregate of 7,288,359 Ordinary Shares were issued and outstanding.

Memorandum and Articles of Association

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-425981-1. Our purpose as set forth in our amended articles of association is to engage in any lawful activity.

Voting Rights

All Ordinary Shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our amended articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The Ordinary Shares in this offering are non-assessable (except as such non-assessability may be affected by Section 181 of the Israeli Companies Law and by Articles 14 and 16 of our amended articles of association). Our board of directors undertakes that it will not seek to make calls on or forfeit the shares offered hereby at any time if the nominal amount per share has not been paid. We also undertake to include on the agenda for our next annual general meeting of shareholders a proposal to amend our amended articles of association to re-designate the Ordinary Shares as no-par value shares, subject to applicable law and shareholder approval. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our amended articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel, according to applicable Israeli law’s requirements.

Our board of directors may, to the extent it deems necessary in its discretion, close the register of shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by us during any such period during which the register of shareholders is so closed. We shall notify shareholders with respect to such suspension of registration in such manner as shall be determined by our Board of Directors.

Election of Directors

Under our amended articles of association, our board of directors must consist of not less than four but no more than eleven directors, including (if any) external directors (within the meaning of the Israeli Companies Law, 1999, or the “Israeli Companies Law”). Pursuant to our amended articles of association, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders (subject to the special approval requirements under the Israeli Companies Law for the election of external directors, if any). Our Ordinary Shares do not have cumulative voting rights for the election of directors.

Each director (other than external directors, if any) will hold office until the next annual general meeting following the annual general meeting at which they were elected and until his or her successor is elected and qualified, or until the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association, including his or her earlier resignation, death or removal by a vote of the majority of the voting power of our shareholders at a general meeting or until his or her office expires by operation of law. In addition, our amended articles of association allow our board of directors to appoint directors (other than external directors) to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Israeli Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we must seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to the nominal value of their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the serving members of our board of directors; or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be approved by our shareholders at a general meeting:

•        amendments to our articles of association;

•        appointment, terms of service and termination of service of our auditors;

•        appointment of external directors;

•        approval of certain related party transactions;

•        increases or reductions of our authorized share capital;

•        mergers; and

•        the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

Subject to the provisions of the Israeli Companies Law and regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting rights

Quorum Requirements

Pursuant to our amended articles of association, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for general meetings of our shareholders is at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (or if a higher percentage is required by law, such higher percentage), within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum is adjourned either to the same day in the following week at the same time and place or to such day, time and place as specified in the notice of the meeting or to such day, time and place as the chairman of the general meeting shall determine. At the reconvened meeting, at least two shareholders present in person or by proxy shall constitute a lawful quorum, unless the meeting of shareholders was convened at the demand of shareholders, in which case, the quorum shall be the presence of one or more shareholders holding at least 5% of our issued share capital and at least one percent of the voting power of our shares, or one or more shareholders with at least 5% of the voting power of our shares.

Vote Requirements

Our amended articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended articles of association. Under the Israeli Companies Law, certain actions require a special majority, including: (i) approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest and the terms of employment or other engagement of the controlling shareholder or a relative of the controlling shareholder (even if not extraordinary), requiring the approval described in Item 6C “Directors, Senior Management and Employees — Board Practices — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in the 2024 Annual Report; (ii) approval of a compensation policy, requiring the approval described in Item 6C “Directors, Senior Management and Employees — Board Practices — Compensation Committee and Compensation Policy” in the 2024 Annual Report; and (iii) approval of executive officer compensation inconsistent with our office holder compensation policy or the compensation of our chief executive officer (subject to limited exceptions), requiring the approval described in Item 6C “Directors, Senior Management and Employees — Board Practices — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions” in the 2024 Annual Report.

In addition, under the Israeli Companies Law the appointment of external directors requires the approval of a majority vote of the shares present and voting on the matter, provided that either: (i) such majority includes a majority of the shares held by all shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions; or (ii) the total number of shares held by shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not derived from a relationship with a controlling shareholder) voted against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

Furthermore, under the Israeli Companies Law the authorization of the chairman of the board to assume the role or responsibilities of the chief executive officer, or the authorization of the chief executive officer or his or her relative thereof to assume the role or responsibilities of the chairman of the board, for periods of no longer than three years each, is subject to receipt of the approval of a majority of the shares voting on the matter, provided that either (i) included in such majority are at least two-thirds of the shares of shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the resolution that are voted at the meeting on the matter (excluding any abstentions); or (ii) the total number of shares of shareholders specified in clause (i) who voted against the resolution does not exceed 2% of the voting rights in the company.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of the general meetings of our shareholders; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document in the company’s possession related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our amended articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be modified or cancelled by adoption of a resolution by the holders of a majority of all shares as one class, without any required separate resolution of any class of shares, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company, and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital or a certain class of shares of the company, is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders (or all of the shareholders who hold shares of the relevant class , if applicable) for the purchase of all of the issued and outstanding shares of the company (or all of the issued and outstanding shares of that class, if applicable). If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company, or of the applicable class, and/or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, if there is no other shareholder that holds 25% or more of the voting rights in the company, subject to exceptions. Similarly, the Israeli Companies Law provides that an acquisition of shares in an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions. No tender offer is required if the acquisition of shares: (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a holder of 25% or more of the voting rights in the company following which the purchaser will hold 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company following which the purchaser will hold more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company (but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders). A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror; and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it, at the time of the offer, and any person or entity under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company may not approve the merger if it determines that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company or a person or entity holding 25% or more of any of the means of control of the other merging entity, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voting on the matter at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, or by any other person or entity who holds 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described in Item 6C “Directors, Senior Management and Employees — Board Practices — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in the 2024 Annual Report).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate, and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our amended articles of association as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Plan of Distribution

On December 17, 2025, we entered into the Purchase Agreement with the Selling Shareholder. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Selling Shareholder is committed to purchase up to $30.0 million of our Ordinary Shares over a three-year commitment period. Pursuant to the Purchase Agreement, we may request Advances in an Advance Notice delivered to the Selling Shareholder on any trading day, in an amount up to the lesser of (i) 75% of the average of the daily value traded of the Ordinary Shares on the ten trading days immediately preceding the date an Advance Notice is delivered, and (ii) $5.0 million, subject to satisfaction of the conditions in the Purchase Agreement. The Ordinary Shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder from time to time at a price equal to 95% of the lowest of the three daily VWAPs following an Advance Notice as set forth in the Purchase Agreement and would be subject to certain limitations. While any Advance is pending, we may deliver a second Advance Notice specifying a number of Ordinary Shares mutually agreed upon which will begin another Advance. The purchase price of the Ordinary Shares in such Advance will be equal to 100% of the lowest intraday sale price of the Ordinary Shares on the same day the second Advance Notice is received, or the immediately following trading day if the second Advance Notice is received after 8:30 am Eastern Time, subject to mutual consent between the Selling Shareholder and us.

As consideration for the Selling Shareholder’s purchase commitment of up to $30.0 million of our Ordinary Shares, we have agreed to direct our transfer agent to issue to the Selling Shareholder the Commitment Shares having an aggregate dollar value equal to 1.5% of the Total Commitment Amount, which Commitment Shares were deemed fully earned on the execution date of the Purchase Agreement.

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder and any broker-dealers or agents that are involved in selling the Ordinary Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares. We have agreed in the Purchase Agreement to provide customary indemnification to ARC Group.

It is possible that our Ordinary Shares may be sold from time to time by ARC Group in one or more of the following manners:

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        to a broker-dealer as principal and resale by the broker-dealer for its account;

•        privately negotiated transactions;

•        in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, either through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than this prospectus.

The Selling Shareholder has agreed that, during the term of the Purchase Agreement, it shall not engage in any short sales or hedging transactions with respect to our Ordinary Shares, provided that upon receipt of an advance notice, the Selling Shareholder may sell Ordinary Shares that it is obligated to purchase under such advance notice prior to taking possession of such Ordinary Shares or other Ordinary Shares issued or sold by the Company to the Selling Shareholder pursuant to the Purchase Agreement which have been continuously held as a long position.

The Selling Shareholder and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares by the Selling Shareholder or any unaffiliated broker-dealer. Under these rules and regulations, the Selling Shareholder and any unaffiliated broker-dealer:

•        may not engage in any stabilization activity in connection with our securities;

•        must furnish each broker which offers our Ordinary Shares covered by the prospectus and any accompanying prospectus supplement that are a part of this registration statement with the number of copies of such prospectus and accompanying prospectus supplement which are required by each broker; and

•        may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the Ordinary Shares by the Selling Shareholder and any unaffiliated broker-dealer.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus. We have paid the Selling Shareholder’s legal fees in an amount of $50,000 related to the offer and sale of such Ordinary Shares. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Shareholder. We will bear all expenses incident to the registration of the Ordinary Shares covered by this prospectus, including legal, accounting, and filing fees.

Expenses

Set forth below is an itemization of the total expenses expected to be incurred by us in connection with the offer and sale of the securities. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$473
Printer fees and expenses	$15,000
Legal fees and expenses	$200,000
Accounting and professional fees and expenses	$100,000
Miscellaneous	$40,000
Total	$355,473

Legal Matters

Certain legal matters regarding the securities offered hereby under U.S. federal securities law will be passed upon for us by Paul Hastings LLP, Washington, DC. Certain legal matters with respect to the securities offered hereby under Israeli law will be passed upon for us by RIMÔN PC, New York, New York.

Experts

The consolidated financial statements of Check-Cap, as of December 31, 2022 and for the year then ended, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network and an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given their authority of such firm as expert in accounting and auditing.

The consolidated financial statements of Check-Cap as of December 31, 2023 and for the year then ended are incorporated by reference herein in reliance upon the report of Fahn Kanne & Co, independent registered public accountants, upon the authority of said firm as expert in accounting and auditing.

The consolidated financial statements of Check-Cap, as of December 31, 2024 and for the year then ended, have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

The financial statements of MBody AI, as of December 31, 2024 and for the year then ended, have been audited by BCRG Group, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

The financial statements of MBody AI, as of June 30, 2025 and for the six months then ended, have been audited by BCRG Group, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, RIMÔN PC, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•        the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•        the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud;

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•        the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•        the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•        at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.check-cap.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

•        our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on August 27, 2025;

•        our Reports of Foreign Private Issuer on Form 6-K filed on September 5, 2025, September 12, 2025, October 16, 2025, November 4, 2025, November 10, 2025, November 17, 2025, December 1, 2025, December 22, 2025, December 30, 2025, January 23, 2026, January 26, 2026 and January 30, 2026; and

•        the description of our Ordinary Shares contained in our Form F-3 filed on January 28, 2022 (File No. 333-262401), including any amendments or reports filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Check-Cap Ltd., 29 Abba Hushi Avenue, Isfiya, 3009000, Mount Carmel, Israel, Tel: +1 (647) 892-9516.

Up to 2,267,857 Ordinary Shares

Check-Cap Ltd.

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PROSPECTUS

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            , 2026

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the Company, in whole or in part, for damages caused to the Company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director in advance from liability arising out of a breach of the director’s duty of care in a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•        reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

•        reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the Company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the Company’s articles of association:

•        a breach of the duty of loyalty to the Company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•        a breach of the duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•        a financial liability imposed on the office holder in favor of a third party;

•        a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•        a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders).

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage, and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, and/or Regulation D under the Securities Act.

On September 15, 2025, the Company issued 1,169,596 Ordinary Shares to Parea LLC pursuant to an Asset Purchase Agreement with Parea LLC. On January 21, 2026, the Company issued 267,857 Ordinary Shares to the Selling Shareholder as a commitment fee pursuant to the Purchase Agreement.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
2.1*	Business Combination Agreement between Check-Cap Ltd. and Nobul AI Corp. dated March 25, 2024	6-K	001-36848	99.1	March 28, 2024
2.2*	Agreement and Plan of Merger, dated September 12, 2025, by and among Check-Cap Ltd., CC Merger Sub Inc. and MBody AI.	6-K	001-36848	99.4	September 12, 2025
3.1*	Amended and Restated Articles of Association of the Registrant	20-F	001-36848	1.1	March 31, 2023
4.1*	Form of Registrant’s Ordinary Share Warrant Certificate	F-1	333-201250	4.1	February 18, 2015
4.2*	Form of Warrant Agreement dated as of February 24, 2015 between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent	F-1	333-201250	4.6	February 17, 2015

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
4.3*	Amendment No.1 dated as of June 24, 2015, to Warrant Agreement dated as of February 24, 2015 between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent	6-K	001-36848	4.1	June 24, 2015
4.4*	Form of Ordinary Shares Warrant Certificate issued pursuant to a certain Credit Line Agreement dated as of August 20, 2014	6-K	001-36848	4.1	November 22, 2017
4.5*	Forms of Ordinary Shares Warrant Certificate issued to the Pontifax entities	F-1	333-201250	10.15	February 18, 2015
4.6*	Form of Series C Warrant	F-1	333-224139	4.14	April 25, 2018
4.7*	Form of Warrant Agent Agreement between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent	F-1	333-224139	4.15	April 25, 2018
4.8*	Form of February 2019 Series D Warrant	6-K	001-36848	4.1	February 6, 2019
4.9*	Form of the February 2019 Placement Agent Warrant	6-K	001-36848	4.3	February 6, 2019
4.10*	2006 Unit Option Plan and Amendments thereto	F-1	333-201250	10.1	February 18, 2015
4.11*	Form of Series C-1 preferred shares purchase warrant	F-1	001-38041	10.4	February 18, 2015
4.12*	Forms of Series C-2 preferred shares purchase warrant	F-1	001-38041	10.5	February 18, 2015
4.13*	Form of Warrant issued by Check-Cap Ltd. on April 22, 2020	6-K	001-36848	10.2	April 22, 2020
4.14*	Form of Warrant issued by Check-Cap Ltd. on May 4, 2020	6-K	001-36848	10.2	May 4, 2020
4.15*	Form of Warrant issued by Check-Cap Ltd. on May 13, 2020	6-K	001-36848	10.2	May 12, 2020
4.16*	Form of Warrant issued by Check-Cap Ltd. on July 27, 2020	6-K	001-36848	10.3	July 24, 2020
4.17*	Form of Warrant issued by Check-Cap Ltd. on July 2, 2021	6-K	001-36848	10.2	July 2, 2021
4.18*	Form of Warrant issued by Check-Cap Ltd. on March 3, 2022	6-K	001-36848	10.2	March 3, 2022
4.19*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on April 22, 2020	F-1	333-238532	10.5	May 20, 2020
4.20*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on May 4, 2020	F-1	333-238532	10.6	May 20, 2020
4.21*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on May 13, 2020	F-1	333-238532	10.7	May 20, 2020
4.22*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on July 27, 2020	6-K	001-36848	10.2	July 24, 2020
4.23*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on July 2, 2021	6-K	001-36848	10.3	July 2, 2021
4.24*	Form of Placement Agent Warrant issued by Check-Cap Ltd. on March 3, 2022	6-K	001-36848	10.3	March 3, 2022
5.1*	Opinion of RIMÔN PC	F-1	333-293109	5.1	January 30, 2026
10.1*	Asset Transfer Agreement, dated as of May 31, 2009 by and between Check-Cap Ltd. and Check-Cap LLC	F-1	333-201250	10.10	February 18, 2015
10.2*	The Agreement for ASIC Design and Development dated November 26, 2009 by and between Check-Cap Ltd. and Politechnico di Milano	F-1	333-201250	10.11	February 18, 2015

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
10.3*	Form of Indemnification Agreement	F-1	333-201250	10.12	February 18, 2015
10.4*	Compensation Policy for Executive Officers and Directors	6-K	001-36848	99.1	October 21, 2020
10.5*	Underwriting Agreement, dated as of May 4, 2018, by and between Check-Cap Ltd. and H.C. Wainwright & Co., LLC	6-K	001-36848	1.1	May 4, 2018
10.6*	Form of Securities Purchase Agreement dated as of February 4, 2019 by and between Check-Cap Ltd. and the Purchasers named therein	6-K	001-36848	10.1	February 6, 2019
10.7*	Form of Securities Purchase Agreement dated as of December 19, 2019 by and between Check-Cap Ltd. and the Purchasers named therein	20-F	001-36848	4.15	March 6, 2020
10.8*	Form of Securities Purchase Agreement dated as of April 20, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	April 22, 2020
10.9*	Form of Securities Purchase Agreement dated as of April 30, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	May 4, 2020
10.10*	Form of Securities Purchase Agreement dated as of May 8, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	May 12, 2020
10.11*	Form of Securities Purchase Agreement dated as of June 30, 2021 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	July 2, 2021
10.12*	Form of Warrant Exercise Agreement dated as of July 23, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	July 24, 2020
10.13*	Form of Securities Purchase Agreement dated as of March 1, 2022 by and between Check-Cap Ltd. and the Purchasers signatory thereto	6-K	001-36848	10.1	March 3, 2022
10.14*	Form of Warrant Amendment Agreement dated as of March 1, 2022 by and between Check-Cap Ltd. and the Purchasers signatory thereto	20-F	001-36848	4.22	April 6, 2022
10.15*	Exclusive License Agreement between the Company and the Curators of the University Of Missouri, dated February 26, 2021	20-F	001-36848	4.28	March 18, 2021
10.16*	Loan Agreement, by and between Check-Cap Ltd. and Nobul AI Corp., dated July 28, 2024	20-F	001-36848	4.33	August 27, 2025
10.17*	Loan Agreement, by and between Check-Cap Ltd. and Nobul AI Corp., dated December 23, 2024	20-F	001-36848	4.34	August 27, 2025
10.18*	Loan Agreement, by and between Check-Cap Ltd. and Nobul AI Corp., dated July 2, 2025	20-F	001-36848	4.35	August 27, 2025
10.19*	Loan Agreement, by and between Check-Cap Ltd. and Nobul AI Corp., dated July 3, 2025	20-F	001-36848	4.36	August 27, 2025
10.20*	Purchase Agreement, dated December 17, 2025, between ARC Group International Ltd. and the Company	F-1	333-293109	10.20	January 30, 2026
21.1*	List of Subsidiaries	20-F	001- 36848	8.1	March 15, 2016
23.1*	Consent of Brightman Almagor Zohar & Co., independent registered public accounting firm	F-1	333-293109	23.1	January 30, 2026
23.2*	Consent of RBSM LLP, independent registered public accounting firm	F-1	333-293109	23.2	January 30, 2026

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
23.3*	Consent of Fahn Kanne & Co., independent registered public accounting firm	F-1	333-293109	23.3	January 30, 2026
23.4*	Consent of BCRG Group, independent registered public accounting firm	F-1	333-293109	23.4	January 30, 2026
24.1*	Power of Attorney (included on signature page of this Registration Statement).	F-1	333-293109	24.1	January 30, 2026
107*	Calculation of Registration Fee Table	F-1	333-293109	107	January 30, 2026

____________

*        Previously filed.

Item 9. Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on February 2, 2026.

CHECK-CAP LTD.

By:	/s/ David Lontini
David Lontini
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Lontini	Chairman and Interim Chief Executive Officer	February 2, 2026
David Lontini	(Principal Executive Officer)
/s/ Alan Lewis	Chief Financial Officer (Principal Financial	February 2, 2026
Alan Lewis	Officer and Principal Accounting Officer)
*	Director	February 2, 2026
Carlos Cheung
*	Director	February 2, 2026
Michael Hutton
*	Director	February 2, 2026
Daniel Kokiw
*By	/s/ David Lontini
David Lontini
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement on February 2, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J Puglisi
Managing Director